Exhibit 10.19

WAFER PURCHASE AND SALE AGREEMENT

THIS WAFER PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of 20th Day of March, 2014 by and between Samsung Electronics Co., Ltd., a company duly organized under the laws of the Republic of Korea, having a principal place of business at 95 Samsung Ro 2-Ro Giheung-Gu, Yongin-City, Gyunggi-Do, Republic of Korea 447-742 (“Samsung”), and SunEdison Semiconductor Pte. Ltd., a company duly organized under the laws of Singapore, having a principal place of business at 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, USA, which will be converted into a public company known as SunEdison Semiconductor Limited, pursuant to Sections 31(2) and 31(3) of the Companies Act (Chapter 50) of Singapore (the “Singapore Companies Act”) (the “Conversion”) prior to the date of the Proposed IPO (“Supplier”) (each a “Party” and collectively the “Parties”). For the avoidance of doubt, pursuant to Section 31(4) of the Singapore Companies Act, the Conversion shall not affect the identity of SunEdison Semiconductor Pte. Ltd. or any rights or obligations of SunEdison Semconductor Pte. Ltd. (including those under this Agreement) or render defective any legal proceedings by or against SunEdison Semiconductor Pte. Ltd. and all obligations of SunEdison Semiconductor Pte. Ltd. set out this Agreement shall be performed by SunEdison Semiconductor Pte. Ltd. or (upon the Conversion) SunEdison Semiconductor Limited.

WHEREAS, Supplier desires to supply its products to Samsung, and Samsung desires to purchase such products from Supplier, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants herein, the Parties agree as follows:

Article 1

Definitions

When used in this Agreement, the following terms shall have the meanings assigned to them:

1.1 “Affiliate” shall mean, with respect to a Party, any company, partnership, joint venture or other entity which, directly or indirectly, controls, is controlled by or is under common control with such Party. The term “control” shall mean ownership of more than fifty percent (50%) of the voting stock or the power to direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of voting securities, by contract or otherwise, but only for so long as such control exists.

1.2 “Bankruptcy Event” shall mean the occurrence of any of the following events: a Party (i) files or commences any proceeding for protection under the bankruptcy laws of any jurisdiction, or is involuntarily subjected to such laws or otherwise, has been adjudicated as bankrupt, or makes an assignment for the benefit of creditors, or voluntarily or involuntarily becomes the subject of any similar laws, or has a trustee or receiver appointed for its business or property, (ii) substantially ceases business operations in the ordinary course, (iii) becomes insolvent or commences a reorganization, or (iv) admits in writing its inability to pay debts as they mature.

1.3 “Business Day” shall mean a day other than a Saturday, Sunday or bank or other public holiday.

1.4 “Claim” shall mean any claim, demand, action, lawsuit or other proceeding.

1.5 “Confidential Information” shall mean any information that is transmitted by either Party to the other Party in connection with this Agreement and, if in written form, is marked “confidential” or with similar legend by the disclosing Party before being furnished to the receiving Party or, if disclosed orally or visually, identified as confidential at the time of disclosure and confirmed in writing to the receiving Party within 15 days of such disclosure.

1.6 “Effective Date” shall mean July 1st, 2014 or consummation of the Proposed IPO, whichever comes later.

1.7 “Intellectual Property Rights” shall mean any rights in know how, patents (including patent applications, reissues, re-exams, divisions, continuations, continuations-in-part thereof and extensions thereof in any jurisdiction), utility models, registered and unregistered designs, mask works, tools and accessories, copyrights, trade secrets, and any other form of protection afforded by law in any jurisdiction to inventions, process, methodology, development, ideas, models, designs, works of authorship, databases, technical information or any other intellectual property.

1.8 “Product(s)” shall mean the [***] silicon wafers manufactured by Supplier and specified in the mutually accepted Purchase Order.

1.9 [Intentionally Left Blank]

1.10 “Product Schedule” shall mean a supplementary schedule under this Agreement that is executed by both Parties and specifically references this Agreement. A Product Schedule shall describe Products that are subject to the respective Product Schedule and may include additional terms and conditions, pricing, Product Specifications and other information related to such Products that may be different from the provisions of this Agreement. Such conflicting or different provisions shall apply only to the Products specified in the Product Schedule.

1.11 “Product Specifications” shall mean operational elements, features and functional design specifications for each Product as mutually agreed between the Parties.

1.12 “Proposed IPO” shall mean the proposed initial public offering of ordinary shares of Supplier, no par value per share, and any other class of securities into which such ordinary shares may hereafter be reclassified or changed as disclosed in the Registration Statement on Form S-1 (File No. 333-191052) filed by Supplier with the United States Securities Exchange Commission on September 9, 2013, as amended.

1.13 “Purchase Order” shall mean a written purchase order issued by Samsung, electronically or by any other means mutually agreed upon by the Parties, containing information with respect to each purchase made under this Agreement, including a description of Products, purchase quantity, purchase delivery schedule, nominated carrier, routing instructions, destination and confirmation of price.

1.14 “RMA” means the return material authorization process for return of Products from Samsung to Supplier.

1.15 “Third Party” shall mean any person or entity other than one of the Parties or an Affiliate of a Party.

1.16 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the

[***]	Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

meaning as defined in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. When the words “not to be unreasonably withheld” are used in this Agreement, they shall be deemed to be followed by the phrase “, conditioned or delayed”, whether or not they are in fact followed by that phrase or a phrase of like import. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Third Party include the successors and permitted assigns of that Third Party. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed to include any and all applicable laws.

Article 2

Supply of Products; Pricing

2.1 Scope of This Agreement. This Agreement will govern all purchase of Products by Samsung from Supplier.

2.2 Supply of Product. During the term of this Agreement, Supplier agrees to supply Samsung and its Affiliates with Products in the quantities set forth in Section 2.3 herein and in accordance with the schedule of deliveries as specified by Samsung and such Affiliates.

2.3 Pricing & Volume.

a. The Parties agree that, in consideration for Samsung’s long-term purchase, the supply price for Samsung’s purchase of the Products from Supplier shall always be [***] prices, for the calendar month, for comparable wafer products supplied to Samsung by its other suppliers (excluding [***]) less [***] percent ([***]%) discount for [***] wafers and [***] percent ([***]%) discount for [***] wafers.

b. Volumes to be purchased by Samsung and its Affiliates and supplied by Supplier are:

[***] Polished Wafer Share:

For a period of twelve months from the Effective Date (“First Period”) – [***]% of Samsung’s polished wafer needs based on [***]

For a period of twelve months from the First Period (“Second Period”) – [***]% of Samsung’s polished wafer needs based on [***]

For a period of twelve months from the Second Period – [***]% of Samsung’s polished wafer needs based on [***]

[***] Prime Wafer Volume:

For a period of six months from the Effective Date (“First Six Months”) – [***]pcs / Month

[***]	Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

For a period of six months from the First Six Months – [***]pcs / Month

For a period of twelve months from the First Period – [***]pcs / Month

For a period of twelve months from the Second Period – [***]pcs / Month

Notwithstanding anything to the contrary, Samsung’s purchase requirements specified herein shall not apply for such quantities of Products for a given period, if and to the extent that (a) the Products supplied by Supplier do not meet the Specifications, quality standards or cause quality issues, (b) Supplier does invoice Samsung for the Products with a price higher than the price calculated by Samsung and communicated to Supplier in accordance with the procedure set-out in this Agreement and/or (c) Supplier fails to deliver the committed quantity of the required Products in accordance with the Delivery schedule.

c. Samsung shall use its commercially reasonable efforts to prioritize [***] qualification.

d. During and within two (2) years following the term of this Agreement, upon reasonable notice, Supplier shall have the right, at its expense, to have a neutral third party audit the price calculations made by Samsung pursuant to Section 2.3 and to audit compliance with the requirements therein. Such audits shall be conducted no more than twice per year during term of this Agreement and for six (6) months thereafter. Any such audit shall be conducted during regular business hours at Samsung’s offices and shall not interfere unreasonably with Samsung’s business activities. All information disclosed to such neutral third party in connection with such audit shall be held by such party in strict confidence and shall not be disclosed by such party to any Third Party. The neutral third party shall report only the summary results of the audit to Supplier and shall not disclose to Supplier and specific Samsung customer information. All such records shall be retained by Samsung for a period of at least three (3) years or longer if required by applicable laws.

2.4 Terms of Payment. Unless mutually accepted Purchase Order or mutually agreed otherwise, Supplier shall invoice Samsung for each shipment of Products upon delivery of such shipment to Samsung. Samsung shall pay the undisputed amounts payable to Supplier under this Agreement within [***] days after the date of receipt by Samsung of Supplier’s original invoice in complete and proper form (which shall not precede the shipment date). Samsung may withhold payment of particular charges that Samsung disputes in good faith. The prices and terms of payment stated herein apply to all Products purchased hereunder. Samsung shall have no obligation to honor invoices for Products at any increased price or additional charge, unless such item is agreed to in writing by Samsung. All payments shall be conditional upon Samsung’s acceptance of delivery of the Products.

2.5 Enhanced Production Efficiencies. With respect to innovations requiring a change in the Product Specifications, the Parties shall determine the means for sharing of any resulting savings based on the principle that benefits are to be shared equally by the Parties. The foregoing shall apply to the pricing of any Products sold hereunder for which the price is not calculated as set forth in Section 2.3 above.

2.6 Shortage of Supply. In the event of a shortage of supply of the Products, whether due to Force Majeure or otherwise, Supplier shall allocate supplies of the Products to Samsung and the Samsung Affiliates and to its other customers in a manner that is fair and reasonable.

2.7 Country of Origin. Supplier shall promptly and correctly inform Samsung in writing about the country of origin of the Products. Upon Samsung’s designation of a particular free trade agreement, Supplier shall promptly comply with all the country of origin rules and regulations contained in such free trade agreement and any additional country-of-origin requests made by Samsung in its supply of Products to Samsung. Once such country of origin information has been provided to Samsung, Supplier shall also inform Samsung, through at least six (6) months prior notice, of any change in the country of origin status.

[***]	Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

Article 3

Forecasting and Ordering Process; Delivery

3.1 Forecasts. Samsung may provide Supplier on the last Business Day of each calendar month with a rolling forecast of Samsung’s expected order volumes for the Products including the applicable Specifications covering a period of three (3) months starting one (1) month ahead of the date of such forecast (the “Order Forecast”). The actual order volume for the first month of such Order Forecast shall not deviate from the Order Forecast and the actual order volume for the second month of the Order Forecast shall not deviate upwards or downwards by more than three percent (3%) from the Order Forecast for the respective month (the “Guaranteed Order Forecast”). The Order Forecast for month three (3) shall be non-binding.

3.2 Purchase Orders.

a. Samsung may issue Purchase Orders from time to time to Supplier. Purchase Orders shall be consistent with the lead times and quantities in the binding portion of the Order Forecast as set forth in Section 3.1 above. Supplier shall respond to such Purchase Orders within five (5) Business Days of receipt of a Purchase Order with (i) full acceptance of Purchase Order confirming the quantity, delivery date and delivery location(s); (ii) partial acceptance of Purchase Order suggesting different quantity, delivery date or delivery location(s); or (iii) rejection of the Purchase Order. If a Purchase Order is partially accepted, the Parties may agree to a revised Purchase Order, which if mutually confirmed shall become an accepted Purchase Order. Supplier shall fulfill all such Purchase Orders and shall use commercially reasonable efforts to reduce the lead-time during the term of this Agreement. Even if Supplier issues a notice rejecting the Purchase Order, if Supplier delivers Products to Samsung, such Products shall be deemed to be delivered pursuant to the terms of this Agreement. If Supplier believes any shipment may not be delivered on schedule (and without waiver of any rights by either Party), Supplier must provide advance notification to Samsung, along with proposed solutions and recovery plans.

b. Samsung may at any time before Supplier’s acceptance of a Purchase Order, by written notice, make changes in or cancel such Purchase Order, subject to Samsung’s obligations with respect to the lead times and quantity commitments in the binding portion of the Order Forecast. After acceptance of a Purchase Order by Supplier, Samsung may request in writing changes in or cancellation of such Purchase Order, and Supplier shall use its commercially reasonable efforts to comply with Samsung’s request. If any such change is likely to cause an increase in the cost of or time required for performance of Supplier’s obligations pursuant to this Agreement, Supplier shall notify Samsung of such increase and the Parties shall discuss an equitable adjustment in the price or delivery schedule or both.

c. In addition to any other provision contained herein for the cancellation or termination of this Agreement, Samsung may cancel any Purchase Order or part thereof, solely at its convenience, in whole or in part, by written notice to Supplier. Upon such cancellation, Samsung shall be liable for Products already manufactured or in the process of manufacture but under no circumstances shall Samsung or the Samsung Affiliates be liable for Supplier’s commitments or production arrangements in excess of the amount, or in advance of the time, necessary to meet Samsung’s delivery schedule specified in a Purchase Order. Samsung may cancel or reschedule any past-due deliveries on Purchase Orders without any liability whatsoever unless delayed shipment is mutually agreed in advance. If only a portion of the Products are available for shipment to meet the delivery date, Supplier shall notify Samsung as soon as practicable and ship the available Products unless otherwise directed by Samsung. Samsung may return any unauthorized under-shipment or any over-shipment or any portions thereof, at Supplier’s expense.

3.3 Delivery.

a. The obligation of Supplier to meet the delivery dates, specifications, and quantities, as set forth herein, is of the essence in this Agreement. If any of Supplier’s deliveries fail to meet schedule, Samsung, without limiting its other rights or remedies, may direct expedited routing and charge any excess cost incurred thereby to Supplier. Except to the extent that Samsung has requested or authorized advance partial shipments, Products that are delivered in advance of schedule are delivered at the sole risk of Supplier and may, at Samsung’s option, be returned at Supplier’s expense for proper delivery and/or Samsung may withhold payment therefore until the date that the Products are actually scheduled for delivery. No substitution of materials or accessories may be made to Products without Samsung’s written consent.

b. If requested by Samsung, Supplier shall update Samsung with the status of each delivery promptly.

c. All deliveries, unless otherwise stated in the accepted Purchase Order, shall comply with the delivery terms otherwise mutually agreed in writing. Supplier acknowledges that the Products and any related materials or information provided along with the Products may be subject to export control laws and regulations of the United States or any other countries, and Supplier agrees to comply with all applicable export statues, rules and regulations of any governmental authority having jurisdiction and shall obtain all necessary permits, licenses and consents of governmental authorities necessary for the manufacture, sale, export, import or other performance contemplated by this Agreement. In addition, Supplier shall provide Samsung with all information necessary, including but not limited to, proper Product classification and ECCN numbers under applicable export control laws and regulations, to allow Samsung to export Products or Samsung products incorporating Products. Title to any returnable or re-useable containers or packages in which the Products are delivered, including Hybox and [***] shall be allowed within Samsung’s specifications. Samsung agrees that it shall return Hybox containers to Supplier at no cost to Supplier. Supplier shall be responsible for performing maintenance on such containers.

3.4 Late Delivery.

a. TIME IS OF THE ESSENCE WITH RESPECT TO ALL DELIVERIES AND PERFORMANCE.

b. Supplier will use its best efforts to expedite delivery of delayed Products and will be responsible for all expediting costs.

3.5 Packing, Marking and Shipment. Unless otherwise specified by Samsung in writing, Supplier shall pack and mark the Products so as to reasonably ensure that the Products reach Samsung at its ultimate destination in a secure fashion. Secondarily, unless otherwise agreed to in writing by Samsung or requested by Samsung either through the Purchase Order or otherwise, Supplier shall attempt to secure the lowest transportation rates to meet carrier requirements and shall prepay all shipping charges. Damage discovered after transfer of title that is determined to be a result of faulty packaging or handling by Supplier shall be Supplier’s responsibility. Unless otherwise provided, the price stated in this Agreement shall include all charges and expenses with respect to containers, packing and crating, and for transportation to the mutually agreed destination. Notwithstanding, it is understood that the pricing set forth in Section 2.3a above is for the price of the Products only and does not include transportation. Purchase Order number, Harmonized Tariff Codes and Samsung part numbers, if applicable, must be shown on all packing slips and invoices and on all packages, crates, and other containers. Each shipment must contain a packing slip showing the number of pieces in the shipment. Samsung’s count shall be accepted as correct if any packing slip quantity is in dispute or the packing slip is omitted. In the event that there are any delays in the delivery of the Product(s) as a result of any regulatory requirements in connection with the Product packaging, Supplier shall be fully liable for any costs, loss or damages associated with such delay.

3.6 Inspection and Product Changes

a. Supplier shall conduct outgoing inspection of Products in accordance with procedures agreed between the Parties before delivery of such Product to Samsung, and Samsung will be permitted to participate in such outgoing inspection. If any inspection or test is made on Supplier’s premises,

[***]	Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

Supplier, without additional charge, shall provide reasonable facilities and assistance for the safety and convenience of Samsung’s representatives. Inspection may be performed, at Samsung’s option, on an appropriate statistical sampling basis. Upon delivery of the Product at the location specified by Samsung, Samsung will have the right to conduct incoming inspection of such Product.

b. Samsung shall notify Supplier of any shortages or other non-conforming Product. If Samsung rejects any Product based on non-conformance, Samsung may, in addition to all its other rights and remedies at law or equity, exercise one or more of the following remedies: (i) return rejected Product for full credit at the Product price charged plus any transportation charges; or (ii) accept a conforming part of any shipment; or (iii) have rejected Product replaced by Supplier at the Product price stipulated in this Agreement. This section does not apply to rejections based on defects, which are covered by the Warranty section below.

c. Upon reasonable prior notice to Supplier, Samsung shall have the right, during normal business hours and at its own expense, to participate in outgoing inspection of Products as set forth in Section 3.6a above. Supplier agrees to cooperate fully with such inspection. No inspection, approval or acquiescence by Samsung with respect to Product shall relieve Supplier from any portion of its warranty obligation nor shall waiver by Samsung of any specification requirement for one or more items constitute a waiver of such requirements for remaining items unless expressly agreed by Samsung in writing. The inspection rights stated above are notwithstanding prior payment therefor by Samsung.

d. Supplier shall comply with all applicable requirements in the ISO 9001:2008 quality system standards and the ISO 14001:2004 environmental system standards, as replaced or renewed, or other quality assurance standards that are substantially equivalent and approved by Samsung. Supplier shall also comply with Samsung’s Standard for Control of Substances with Environmental Impacts within Products (“Samsung Environmental Standards, 0QA-2049,” which will be provided to Supplier upon request) in controlling environmentally hazardous substances. The Parties will work together to accelerate qualification of [***]. For the [***], the Parties agree that minimum [***]% [***] shall apply, but no additional discount will be acceptable in the years of 2014 and 2015. The parties agree to negotiate in good faith a new [***] for [***] from July 2015 forward.

e. Supplier shall give Samsung no less than ninety (90) days prior written notice of any Product revision that may impact the Product’s operation, interchangeability with existing Products, appearance, life cycle or Samsung or Samsung’s customer(s) engineering/quality approvals of any Products. Supplier shall, at the time of notification, provide Samsung with (i) a Product change number; (ii) a description of such change; (iii) reason for change; (iv) a description of the impact of such change upon (A) reliability, (B) Product specifications, (C) form, fit or function; (v) proposed price impact (if any) and (vi) proposed effective date for such change and recommend implementation schedule therefore. Only upon Samsung’s written approval of the change, may Supplier implement the change to Product. Notwithstanding the above, Supplier shall not change its production methods or conditions (which includes, but is not limited to, process changes, sourcing changes, design changes, component stepping changes, geographical relocation of manufacturing site, drawing changes or process step discontinuance) in a manner that would alter the Product Specifications after the issuance of a Purchase Order and before delivery of the ordered Product without the prior written consent of Samsung. Supplier shall inform Samsung in writing of all such planned changes. If Supplier makes any such above changes without Samsung’s prior written consent, Supplier shall be responsible for any direct damages and loss caused by the failure of such Product used by Samsung.

3.7 Audit. Supplier shall maintain and retain complete and accurate books and records relating to the production, packaging, storage and shipment of Product. Supplier shall also maintain and retain any other records required to be maintained under this Agreement or required to be kept by any applicable laws. At any time during and within two (2) years following the term hereof, upon reasonable notice, Samsung will have the right to audit Supplier’s books, records, documents, reports and other materials related to this Agreement for the sole purpose of verifying its compliance with the terms of this Agreement. Any such audit shall be conducted during regular business hours at Supplier’s offices and shall not interfere unreasonably with the Supplier’s business activities. Such audit may be conducted by an independent auditor as designated by Samsung at Samsung’s

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expense (except as otherwise contemplated below). All information disclosed to such auditor by Supplier in connection with such audit shall be held by the auditor in strict confidence and shall not be disclosed by the auditor to any Third Party. All such records shall be retained by Supplier for a period of at least three (3) years or longer if required by applicable laws.

Article 4

Warranty

4.1 Warranty. Supplier warrants to Samsung that (i) Products will at the time of delivery be free and clear of all liens and encumbrances, (ii) Supplier has all right, title and interest necessary to provide Samsung (and all those taking title or possession of Products directly or indirectly from Samsung) with the rights necessary to incorporate Product into a product or offering provided by Samsung, (iii) Products shall be new (with new components and parts throughout), (iv) Products shall be safe for any reasonable and foreseeable use and Products shall not contain materials which may be dangerous or harmful to health or cause health risks, and (v) the manufacture, distribution, sale and use of all Products shall not infringe or otherwise misappropriate any Third Party Intellectual Property Rights. Supplier further warrants that during a period of [***] from the date of Samsung’s acceptance of delivery of the Products (the “Warranty Period”) Products shall be free from defects in design, material and workmanship and conform to the Product Specifications for such products. This warranty shall survive any inspection, acceptance, payment and sale of Products to the end-user of a product or offering provided by Samsung. Supplier agrees that the foregoing warranties will inure to the benefit of Samsung, its successors, assigns and customers. Any Products that do not comply with the foregoing warranties may be returned to Supplier and Supplier, shall promptly, at Samsung’s option: (a) provide Samsung with a full refund of the purchase price paid by Samsung for Products along with any costs incurred by Samsung for the shipment of such Products; (b) repair such Products; or (c) replace the Products. Return of Products hereunder shall be at Supplier’s expense (including any expenses and penalties incurred by Samsung in recalling Products delivered to Samsung’s customers). Delivery to Samsung of corrected or replaced Products shall also be at Supplier’s expense. Products corrected or replaced shall be subject to all warranty and indemnification provisions of this Agreement in the same manner and to the same extent as Products originally delivered under this Agreement, provided that the remaining Warranty Period for such Products would be extended, if applicable, to be at least [***] days. All repairs costs including, but not limited to, labor and parts shall be the full responsibility of the Supplier during the Warranty Period. EXCEPT AS SET FORTH IN THIS SECTION 4.1, SUPPLIER MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS AND SPECIFICALLY DISCLAIMS THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.2 Epidemic Failure. Unless mutually agreed otherwise in writing, an “Epidemic Failure” shall mean a defect from which the same root cause has been established which affects more than [***] percent ([***]%) of Products supplied to Samsung for any given [***] days, provided that such defect is caused solely by such Products and does not include failures or defects arising from the use of such Products not in accordance with the Product Specifications. If an Epidemic Failure occurs during a period of [***] from the date of Samsung’s acceptance of delivery of the Products, then in addition to the standard warranty remedies provided in Section 4.1, Samsung may return all the Products from the same manufacturing lot that is the subject of the Epidemic Failure. In addition, Supplier will, at Samsung’s discretion, reimburse Samsung for all actual and reasonable out-of-pocket expenses incurred by Samsung for the repair and replacement of defective Products from the manufacturing lot that is the subject of the Epidemic Failure, including expenses associated with problem diagnosis, field and finished goods inventory repair or replacement.

4.3 RMA Process. The Parties shall comply with the RMA process stipulated in the Products Schedule. If no RMA process is stipulated, the Parties agree to cooperate with each other for prompt but not later than 30 days from the Parties’ agreement on applicable RMA process, and efficient return of Products to Supplier under this Agreement. If Products are returned due to defects in Products within the Warranty Period, Supplier shall be responsible for all related expenses.

[***]	Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

Article 5

Product End-of-Life; Availability, Parts and Maintenance

5.1 Supplier shall provide Samsung with no less than one (1) year prior written notice of its intent to no longer offer for sale any Product and shall grant Samsung a final option to purchase such Product in a reasonable quantity, time and manner. Prices for such Products shall be no greater than those generally offered by Supplier to any other customer for such Products, maintenance support or repair parts.

5.2 Supplier shall provide Samsung with full technical support for Products, including providing Samsung with manuals, drawings, plans and other documentation, and shall make available any product upgrade, improvement or retrofit to Samsung at competitive cost. If during the manufacturing stage of the Product, Supplier has developed an improvement or advancement applicable to the Product, Supplier shall inform Samsung promptly and incorporate such improvements or advancements into the Products currently in production with the consultation and approval of Samsung.

Article 6

Confidentiality

6.1 Confidentiality. Each Party hereto agrees not to use any Confidential Information of the other Party for any purpose, other than in performing its obligations hereunder, or disclose any Confidential Information of the other Party to any Third Party for any purpose except as otherwise expressly authorized by this Agreement. Each Party hereto shall use the same degree of care, but no less than reasonable care, to avoid disclosure or use of the Confidential Information of the other Party as such Party employs with respect to its own Confidential Information of like importance. The receiving Party will limit the disclosure of such Confidential Information to such employees or employees of its Affiliates with a legitimate need to know in connection with this Agreement, provided that such employees are informed of the confidentiality obligations herein and are subject to written confidentiality agreements with confidentiality obligations no less restrictive as those set forth herein. The receiving Party will be responsible for any improper disclosure or use of the disclosing Party’s Confidential Information by such receiving Party’s employees to whom it discloses such Confidential Information.

6.2 Supplier Obligations. In addition to the confidentiality obligations under Section 6.1, Supplier shall:

(i)	keep the price and quantity terms of this Agreement and contents of Purchase Orders confidential;

(ii)	keep the manufacturing process of Products that are customized for Samsung confidential and shall not permit any third party’s access to the manufacturing facilities for such Products without Samsung’s prior approval;

(iii)	not allow access to Samsung’s Confidential Information without Samsung’s prior approval to anyone, whether employed by Supplier or not, who it knows or reasonably suspects has close relationship with Samsung’s competitors, whether through employment, consulting arrangement or otherwise;

(iv)	have all its departing employees who have had any access to Samsung’s Confidential Information return all confidential or proprietary information or trade secrets that they have culminated while employed by Supplier.

6.3 Exceptions. The obligations of confidentiality set forth in this Agreement shall not apply to any part of Confidential Information which: (i) is or has become published or otherwise available to the public other than by a breach of this Agreement any other duty of confidentiality by the receiving Party; (ii) rightfully received by the receiving Party from a third party without confidential limitation; (iii) approved in writing for public release by the disclosing Party; (iv) known to the receiving Party prior to its first receipt of such Confidential Information from the disclosing Party; or (v) independently developed by the receiving Party without use of or reference to such Confidential Information; or (vi) disclosed as required by law or the rules of any stock exchange on which a party’s securities are listed. For the purpose of the above exceptions, disclosures which are specific shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures which fall within one of those exceptions. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features thereof are.

6.4 Public Disclosure. Subject to any requirement by applicable law, regulation or legal process, the Parties agree not to disclose the existence of this Agreement or any of the contents without the prior express written consent of the other Party; provided, however, that the Parties may disclose such information to their respective employees, officers, directors, consultants, contractors and professional advisors (collectively, the “Representatives’) who strictly need to know such information in connection with the performance of this Agreement; provided further that each Party shall be liable for any failure of any of its Representatives to abide by the confidentiality provisions of this Agreement as if such failure was the act or omission of such Party. In the event that a Party is required by applicable law, regulation or legal process to disclose any of such information, such Party shall notify the other Party promptly to permit such other Party to seek measures to maintain the confidentiality of its Confidential Information; provided that such Party shall disclose only that portion of the Confidential Information which such Party is legally required to disclose.

6.5 Term of Confidentiality. The provisions of this Article 6 will survive the expiration or termination of this Agreement for five (5) years.

6.6 Return or Destruction. Upon the termination of this Agreement, or upon the disclosing Party’s earlier request, the receiving Party will deliver to the disclosing Party (and will not recreate or deliver to anyone else) all of the disclosing Party’s Confidential Information that the receiving Party may have in its possession or control; or upon the disclosing Party’s request, the receiving Party will destroy all Confidential Information of the disclosing Party in its possession, including all copies and confirm in writing that it has complied with the obligations set forth in this paragraph. However, this provision under Section 6.6 will not apply to any Confidential Information of Supplier that is embedded in or a part of any of Product that is used or owned by Samsung under this Agreement.

6.7 Use of Names and Trademarks. Supplier shall not make any oral or written statement or perform any act indicating that Samsung endorses or approves, or has endorsed or approved Supplier or its work products. Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of a Party (including any contraction, abbreviation or simulation of any of the foregoing) without the prior written approval of such Party.

6.8 IP Transfer or Assignment. Supplier may not assign or transfer to a Third Party any of its intellectual property materially related to Supplier’s performance of its obligations herein without Samsung’s prior written approval. In case such assignment or transfer occurs, Supplier shall have such assignee or transferee provide a written certification of non-assertion to Samsung that expressly covenants that it will not enforce or assert such intellectual property against either Supplier or Samsung.

Article 7

Indemnification

7.1 Supplier shall defend, indemnify and hold harmless Samsung and its Affiliates and their respective directors, officers, employees, agents, customers and distributors (collectively, the “Samsung Indemnitees”) from and against any and all Claims, liabilities, damages, losses, judgments, authorized settlements, costs and expenses (including without limitation, reasonable attorney’s fees), (i) resulting from, arising out of or in connection with any alleged or actual intellectual property infringement or misappropriation Claims raised by a third-party (including any Claim alleging that the manufacture, use and/or sale of any Product constitutes infringement or misappropriation of such third-party’s patent, trademark, copyright, utility right, design right, know-how, trade secret or other intellectual property right to the extent attributable to Supplier), (ii) resulting from, arising out of or in connection with the delivery, condition, manufacture, purchase, use, sale, import, distribution or other transfer of Products purchased hereunder, except to the extent solely caused by the gross negligence of Samsung (iii) a breach of any agreement, covenant, representation or warranty made by Supplier in this Agreement, (iv) any damage to property and injuries (including death) to any persons resulting from, arising out of or in connection with Products purchased hereunder, or (v) the negligence, gross negligence, bad faith or intentional or willful misconduct of Supplier, its Affiliates and their respective Representatives in the performance by Supplier such party of its obligations hereunder.

7.2 In addition to the foregoing, should any Product become or in Supplier’s reasonable opinion be likely to become, the subject of any Claim for infringement or misappropriation, Supplier shall, at Samsung’s option and Supplier’s expense, (a) use its best efforts to procure for Samsung the right to continue using Products, or (b) replace or modify Products so that it becomes non-infringing while still providing substantially the same functionality. If the foregoing is not possible within a commercially reasonable time frame, then Supplier shall refund the full amount paid by Samsung and any Samsung Affiliate for all such Product, without prejudice to any other remedies that are available to Samsung.

7.3 The foregoing provisions of this article shall be subject to (i) prompt and proper notification by the Samsung Indemnitees to Supplier of any Claim covered under Section 7.1; provided, however, that the failure to provide such notice within a reasonable period of time shall not relieve Supplier of any of its obligations hereunder except to the extent Supplier is prejudiced by such failure or delay; and (ii) prompt and proper cooperation from the Samsung Indemnitees to Supplier, at Supplier’s expense, to the extent necessary in the defense of any such Claim. Supplier shall assume, at its cost and expense, the defense of such Claim through counsel selected by Supplier and reasonably acceptable to Samsung Indemnitees, except that Samsung Indemnitees may at their option and expense select and be represented by separate counsel. Supplier may not settle any such Claim without Samsung Indemnitees’ written consent unless such settlement (a) includes a release of all covered Claims pending against the Samsung Indemnitees; (b) contains no admission of liability or wrongdoing by the Samsung Indemnitees; and (c) imposes no obligations upon the Samsung Indemnitees (other than an obligation to cease use of any infringing item).

7.4 Notwithstanding anything to the contrary, Supplier shall not be liable for Claims where (i) Product is based on a specific and detailed design implementation supplied by Samsung and there is no non-infringing alternative, or (ii) the infringement arises directly from a modification of Product made by Samsung without Supplier’s consent, and such infringement would not have arisen but for such modification.

Article 8

Limitation of Liability

EXCEPT FOR CLAIMS ARISING UNDER ARTICLES 6 AND 7 OR CLAIMS INVOLVING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (I) IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER FOR ANY LOSS OF REVENUE, LOSS OF ACTUAL OR ANTICIPATED PROFITS,

LOSS OF USE OF MONEY, LOSS OF OPPORTUNITY, LOSS OF ANTICIPATED SAVINGS, LOSS OF BUSINESS, LOSS OF DATA, DAMAGE TO CORPORATE IMAGE, REPUTATION OR GOODWILL, OR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT WHETHER BASED UPON PRINCIPLES OF CONTRACT, NEGLIGENCE, TORT OR OTHERWISE, EVEN IF THAT PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES.

Article 9

Term; Termination

9.1 General. This Agreement shall come into effect on the Effective Date and remain effective for 36 months thereafter.

9.2 Termination.

a. Either Party may terminate this Agreement if the other Party breaches a material obligation under this Agreement, and the other Party fails to cure such breach within thirty (30) days after receiving written notice of such breach. Samsung may terminate this Agreement or any Purchase Order upon seven (7) days written notice in the event of non-compliance by Supplier with applicable environmental, health and safety laws or regulations.

b. In the event of a Supplier Bankruptcy Event, Samsung may cancel this Agreement or any Purchase Order in whole or in part and may pursue any further remedies available at law or in equity. No waiver by Samsung of a breach by Supplier of any provision of this Agreement shall constitute a waiver of any other breach or provision. All of Samsung’s rights and remedies hereunder shall be cumulative and not exclusive.

9.3 Effect of Termination. Upon expiration or termination of this Agreement for any reason all rights and duties of the parties toward each other will cease, except Articles 1, 4, 5, 6, 7, 8, 9 and 10 shall survive expiration or termination of this Agreement.

Article 10

Miscellaneous

10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea, without reference to its conflict of laws principles, and to the exclusion of the United Nations Convention for the International Sale of Goods.

10.2 Dispute Resolution.

a. Party Consultation. In the event any Party claims breach of this Agreement, the Parties shall consult with each other in good faith on the most effective means to cure the breach and to achieve any necessary restitution of its consequences. This consultation shall be undertaken within a period of thirty (30) days following the receipt of a written request to consult, and the consultation period shall not exceed forty-five (45) days. During the consultation period, neither arbitration nor litigation may not be pursued until attempts at consultative dispute resolution have been exhausted.

b. Arbitration. All disputes, controversies or claims between the Parties arising out of or in connection with this Agreement (including its existence, validity or termination) not resolved pursuant to Section 10.2(a) shall be finally resolved by arbitration to be held in Seoul, Korea and conducted in English under the Rules of Arbitration of the International Chamber of Commerce. The arbitral award shall be final and binding on the Parties. Judgment upon the award rendered in arbitration may be entered and enforced in any court having jurisdiction. Except to the extent entry of judgment and any subsequent enforcement may require disclosure, all matters relating to the arbitration, including the award, shall be held in confidence. Notwithstanding anything in this Section 10.2, nothing shall limit either Party’s right to initiate any action, suit or proceeding for infringement of its Intellectual Property Rights or to seek injunctive relief in any court of competent jurisdiction.

10.3 Entire Agreement. This Agreement (together with all purchase orders, exhibits and schedules) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, statements, correspondence, negotiations, discussions, and understandings, written or oral. In the event there is a translation of this Agreement or Purchase Order, this English version shall control. In the event of a conflict or inconsistency between anything contained in this Agreement (including Product Schedules) and a Purchase Order, this Agreement shall take precedence except to the extent that the Purchase Order explicitly provides and the Parties agree in writing that it is to over-ride specific provisions contained in this Agreement.

10.4 Severability. If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be invalid or unenforceable, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the Parties shall use their respective reasonable efforts to replace the invalid or unenforceable provision in a manner that best accomplishes the original intentions of the Parties.

10.5 Document Conflicts. No preprinted terms or form language in any purchase order and purchase order confirmation issued hereunder shall be of any force or effect, and shall not be binding upon any Party.

10.6 Amendment. This Agreement may be amended or supplemented only by a writing that refers specifically to this Agreement and is signed by duly authorized representatives of both Parties.

10.7 Non-Waiver. Failure at any time to require strict performance of any of the provisions of this Agreement shall not waive or diminish a Party’s right thereafter to demand strict compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A Party shall not be deemed to have waived any rights under this Agreement, unless such waiver is in writing and signed by a duly authorized representative of the Party making such waiver.

10.8 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.9 Headings. The title and headings of articles in this Agreement are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect this Agreement’s construction or interpretation.

10.10 Expenses. Each of the Parties shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

10.11 Force Majeure. It shall not be a default and neither Samsung nor Supplier shall be liable for a failure to perform hereunder due to or arising from causes or events beyond a Party’s control and without the fault or negligence of such Party, including acts of God, wars, riots, embargoes, acts of civil and military authorities, fire, typhoon, floods, earthquakes, political turmoil. Supplier shall notify Samsung in writing within five (5) calendar days after the beginning of such cause. To the extent that, and so long as the obligations of either Party are affected by any such cause or event, such obligations shall be suspended; provided, however, that should Supplier fail to comply with Samsung’s delivery schedule, Samsung may terminate any agreement to purchase Products, a Purchase Order or part thereof without liability.

10.12 Notices. Any notice under this Agreement shall be in writing and shall be sent by a reliable overnight courier service, return receipt requested; by prepaid registered or certified mail, return receipt requested; or by facsimile to the other party at the address below or to such other address for which such party shall give notice hereunder. Such notice shall be deemed to have been given one (1) day after the date of sending if by overnight courier service, or five (5) days after the date of sending by registered or certified mail, or upon confirmed receipt if delivered by facsimile.

Samsung Electronics Co., Ltd.		SunEdison Semiconductor Limited

Attn:	Procurement Team Leader	Attn:	General Counsel

Device Solutions Business

Address:	95 Samsung Ro 2-Ro Giheung-Gu	Address:	501 Pearl Drive (City of O’Fallon)

	Yongin-City, Gyunggi-Do		St. Peters, Missouri 63376

Republic of Korea 447-742

Fax:	82-31-209-2740	Fax:	+1 (866) 773-0793

10.13 Independent Contractors. Nothing in this Agreement shall be construed to create: (a) a relationship of agency, partnership, joint venture or other joint business arrangement between the Parties; (b) any fiduciary duty owed by one Party to the other Party or any of its Affiliates; (c) a relationship of employer and employee between the Parties; or (d) any basis for any employee of one Party to claim that he or she is an employee of the other Party. No Party shall have the authority to commit the other Party contractually or otherwise to any obligations to Third Parties.

10.14 Assignment. No right or obligation under this Agreement, including the right to receive payments due or to become due hereunder, shall be assigned by Supplier without the prior written consent of Samsung, and any purported assignment without such consent shall be void. Supplier shall not subcontract or in any other manner delegate to any other party the performance of any work or the supplying of any services under this Agreement without the prior written consent of Samsung.

10.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts hereof signed by each of the other parties.

10.16 Code of Conduct. Supplier warrants that it is in compliance with all laws, rules, regulations, standards, ordinances of any and all jurisdictions in which Suppliers sells Product or has an office and/or does business, including, without limitation, all laws, rules, regulations, standards and ordinances relating to the environmental protection, worker health and workplace safety, fair labor and employment, child labor, human rights and race and gender discrimination, bribery and corruption prevention, “conflict minerals” from the conflict zones, such as the Democratic Republic of Congo and any international treaties or agreements relating to any of the foregoing (collectively, the “Applicable Standards”). Additionally, and to the extent not provided for under the Applicable Standards, Supplier certifies that in supplying goods or services under this Agreement, it shall not engage in labor practices that would be considered to be improper under international norms of human rights, including, without limitation, engaging in slave labor or labor involving the use of children under the age of sixteen (16). Supplier further warrants that Supplier will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, age, or disability or any other status protected by the Applicable Standards. Upon Samsung’s request, Supplier shall promptly supply Samsung a written certification that it is in full compliance with the requirements in this Section 10.16. The reference in this section to Applicable Standards shall not be construed or interpreted as an agreement by the Parties to apply any law to the interpretation, enforcement or governance of this Agreement other than the applicable law chosen by the Parties as set forth in Section 10.1 above. In addition, as supplier to Samsung, Supplier shall adhere to the Samsung Supplier Code of Conduct.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of date first written above.

SAMSUNG ELECTRONICS CO., LTD.

By:	/s/ Young Kyou Park

Name:	Young Kyou Park

Title:	Senior Vice President

[Signature Page to LTA]

SunEdison Semiconductor Pte. Ltd.
To be converted into a public company known as SunEdison Semiconductor Limited

By:	/s/ Shaker Sadasivam

Name:	Shaker Sadasivam

Title:	President

[Signature Page to LTA]